Exhibit K
Proposed Form of Notice

SECURITIES AND EXCHANGE COMMISSION

(RELEASE NO. 35-             )

FILING UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
March 6, 2000




         KeySpan Corporation ("KeySpan"), One MetroTech Center, Brooklyn, New York 11201, a New York corporation and currently a public utility holding company exempt from registration under the Act (except for Section 9(a)(2) thereof) pursuant to Section 3(A)(1) of the Act and Rule 2 thereunder, ACJ
Acquisition LLC ("ACJ"), a direct wholly-owned subsidiary of KeySpan, and Eastern Enterprises ("Eastern"), 9 Riverside Road, Weston, Massachusetts 02493, a Massachusetts voluntary association and a public utility holding company exempt from regulation under the Act (except for Section 9(a)(2) thereof) pursuant to Section 3(a)(1) of the Act and Rule 2 thereunder, have jointly filed an application-declaration under sections 9(a)(2) and 10 of the Act.

         The application-declaration seeks approvals relating to the proposed acquisition, pursuant to which Eastern will become a direct, wholly-owned subsidiary of KeySpan (the "Transaction"). Specifically, KeySpan and ACJ request authorization and approval of the Commission to acquire, by means of the Transaction, all of the issued and outstanding common stock of Eastern and, indirectly, all of the common stock of Eastern's utility companies. Following completion of the Transaction, KeySpan will register as a holding company pursuant to Section 5 of the Act. KeySpan also requests Commission approval for the retention by KeySpan of the existing businesses, investments and non-utility activities of KeySpan and Eastern under Section 11(b).

         On January 5, 2000, Eastern filed an application/declaration with the Commission ("Eastern/EnergyNorth Application") requesting authorization pursuant to Sections 9(a)(2) and 10 of the Act to acquire all the issued and outstanding common stock of EnergyNorth, Inc. ("EnergyNorth") (hereafter referred to as the "ENI Transaction"). If the Commission approves the ENI Transaction, EnergyNorth will become a direct subsidiary of Eastern, and, therefore, an indirect subsidiary of KeySpan through consummation of the Transaction. In the Eastern/EnergyNorth Application, Eastern and EnergyNorth have requested that the Commission find that each will continue to be exempt holding companies under
Section 3(a)(1) of the Act. KeySpan requests that to the extent that the Commission grants Eastern and EnergyNorth exemptions under Section 3(a)(1), the Commission confirm that Eastern and EnergyNorth will continue to qualify for exemptions under Section 3(a)(1) following the consummation of the Transaction and KeySpan's registration as a holding company.

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         Likewise,  KeySpan requests the Commission's  confirmation that KeySpan
Energy Corporation ("KEC"), a direct, wholly-owned subsidiary of KeySpan, will continue to be an exempt holding company under Section 3(a)(1) of the Act following consummation of the Transaction. KEC is a holding company which directly owns 100% of the outstanding voting securities of The Brooklyn Union Gas Company ("Brooklyn Union"), a gas utility company which operates gas distribution facilities, and sells gas at retail, within the state of New York. KEC is currently an exempt holding company under Section 3(a)(1) of the Act and Rule 2.

         Pursuant to the Agreement and Plan of Merger dated November 4, 1999, as modified by Amendment No.1 dated January 26, 2000 (the "Merger Agreement"), KeySpan, through ACJ, will acquire all of the issued and outstanding common stock of Eastern in an all-cash transaction. The Merger Agreement provides for Eastern to be merged with and into ACJ with Eastern being the surviving entity. Eastern will then become a wholly, owned direct subsidiary of KeySpan. Shares held by Eastern, KeySpan, or any of KeySpan's wholly-owned subsidiaries will be cancelled in the Transaction.

         According to the Merger Agreement, Eastern shareholders will receive $64.00 in cash, without interest, for each share of Eastern common stock, unless the shareholder is entitled to and has perfected its dissenters' appraisal rights. Eastern shareholders will receive an additional $0.006 per share ("Additional Amount") for each day the Transaction has not closed after the later of (a) August 4, 2000 or (b) ninety days after the New Hampshire Public
Utilities Commission ("NHPUC") gives final regulatory approval to the Eastern/EnergyNorth Transaction, though the aggregate Additional Amount will be reduced by the aggregate amount of any per share increase in any dividend actually paid that is attributable to any period in which the Additional Amount accrues.

         KeySpan is a diversified public utility holding company which owns three public utility companies: Brooklyn Union, KeySpan Gas East Corporation d/b/a Brooklyn Union of Long Island ("KeySpan Gas East") and KeySpan Generation, LLC ("KeySpan Generation"). Together, Brooklyn Union and KeySpan Gas East distribute natural gas to approximately 1.6 million retail customers. KeySpan Generation sells electricity and capacity at wholesale to one customer, the Long Island Power Authority (which is a state agency that resells the energy at retail).

         KeySpan has sixteen (16) direct non-utility subsidiaries which, either directly or indirectly, engage in energy related business. The non-utility subsidiaries are as follows: KeySpan Energy Corporation; KeySpan Operating Services LLC; KeySpan Exploration and Production LLC; KeySpan Corporate Services LLC; KeySpan Utility Services LLC; KeySpan Electric Services LLC; KeySpan Energy Trading Services LLC; Marquez Development Corporation; Island Energy Services Company, Inc.; LILCO Energy Systems Inc.; KeySpan-Ravenswood Inc.; KeySpan-Ravenswood Services Corp.; KeySpan Energy Supply LLC; KeySpan Services, Inc.; Honeoye Storage Corporation; and, KeySpan

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Technologies LLC. In addition, KeySpan's gas utility subsidiary, Brooklyn Union, owns all or part interests in three (3) subsidiaries that are engaged in non-utility businesses.

         For the year ended December 31, 1999, KeySpan reported operating revenues of $3.0 billion of which $1.8 billion (or approximately 59%) were derived from regulated sales of gas and gas transportation, and $861.6 million (or approximately 29%) were derived from electric operations. In the year ended December 31, 1999, KeySpan had an operating income of $482.2 million and net income of $258.6 million. At December 31, 1999, KeySpan had consolidated assets of $6.7 billion, including net property and equipment of $4.2 billion. At December 31, 1999, KeySpan had issued and outstanding 133.9 million shares of common stock, par value $0.01 per share. KeySpan's common stock is publicly traded on the New York Stock Exchange and the Pacific Stock Exchange.

         Eastern conducts all of its business activities through its operating subsidiaries. Eastern currently owns all of the outstanding common stock of three gas utility companies operating exclusively within Massachusetts: Boston Gas Company, Colonial Gas Company and Essex Gas Company (collectively referred to herein as the "Massachusetts Utilities"). Together, the Massachusetts Utilities serve approximately 734,000 retail gas customers. Eastern has four (4) wholly-owned, material non-utility subsidiaries: Midland Enterprises, Inc., Transgas Inc., AMR Data Corporation and ServicEdge Partners, Inc. The principal non-utility activities of Eastern's subsidiaries are water barging activities, including the hauling of fuel and other cargo; transporting by truck LNG and propane; providing meters and meter reading services to municipal utilities; and, providing heating, ventilation and air conditioning services.

         For the year ended December 31, 1998, Eastern reported gross revenues of $935,264,000, of which $667,106,000 (or approximately 71%) were derived from regulated sales of gas and gas transportation, operating earnings of
$100,405,000, and earnings before extraordinary items of $50,828,000. At December 31, 1998, Eastern had consolidated assets of $1,518,370,000, including net property and equipment of $975,749,000. On an unaudited adjusted basis, to take into account financial results of Colonial Gas, which Eastern acquired in August 1999, Eastern would have had $1,118,357,000 in gross revenues, including $835,000,000, or 75% of the total, from regulated gas sales and gas transportation. At September 30, 1999, Eastern had adjusted combined total assets of $1,908,495,000, including adjusted net property and equipment of $1,269,101,000.1 At December 31, 1999, Eastern had issued and outstanding 27,114,198 shares of common stock, par value $1.00 per share. Eastern's shares are listed for trading on the New York, Boston and Pacific Stock Exchanges; however, they will be delisted and cease to be publicly traded after consummation of the Transaction.

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_______________________
1 The financial presentation is on an unaudited, adjusted, basis to include the effect of the acquisition of Colonial Gas Company, as if the acquisition had occurred January 1, 1998.

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         If the Eastern/EnergyNorth Transaction is consummated, EnergyNorth will be a direct, wholly-owned subsidiary of Eastern. EnergyNorth, a New Hampshire corporation, owns all of the issued and outstanding common stock of one gas utility company: EnergyNorth Natural Gas, Inc ("ENGI"). ENGI distributes natural gas to approximately 72,000 residential, commercial and industrial customers in 27 cities and towns located in southern and central New Hampshire, including Nashua, Manchester, Concord and Laconia.

         EnergyNorth's material non-utility subsidiaries are principally engaged in installing and servicing commercial heating, ventilation and air conditioning equipment and distributing propane.

         For the fiscal year ended September 30, 1999, EnergyNorth reported consolidated operating revenues of $119,172,000, of which $76,617,000 (or 64%) represented regulated gas sales and transportation, operating income of $9,621,000, and net income of $4,537,000. At September 30, 1999, EnergyNorth had $168,325,000 in total assets, including net utility plant of $113,730,000. As of December 17, 1999, EnergyNorth had issued and outstanding 3,322,903 shares of common stock, par value $1.00 per share. Its shares are listed and traded on the New York Stock Exchange, however, they will be delisted and cease to be publicly traded upon the consummation of the Eastern/EnergyNorth Transaction.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.





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